Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-3

(Form Type)

Entegris, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share (“Common Stock”)	457(a)	378,841	$88.71	$33,606,985.11	$92.70 per million dollars	$3,115.37
Total Offering Amounts			378,841		$33,606,985.11		$3,115.37
Total Fee Offsets
Net Fee Due							$3,115.37

(1)
This Registration Statement on Form S-3 covers shares of Common Stock of the Registrant subject to issuance in connection with the Agreement and Plan of Merger among the Registrant, CMC Materials, Inc., and Yosemite Merger Sub, Inc., dated as of December 14, 2021, consisting of up to 378,841 shares that as of July 5, 2022 were subject to outstanding awards under the CMC Plans held by certain former employees, non-employee directors and other eligible service providers of CMC Materials, Inc. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional indeterminable number of shares of Common Stock as may be required to be issued in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Common Stock on The Nasdaq Global Select Market on July 5, 2022.